CIENA CORPORATION
2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

    Ciena Corporation, a Delaware corporation, (the “Company”), hereby grants restricted stock units (“Restricted Stock Units”) relating to shares of its common stock, $0.01 par value (the “Stock”), to the individual named below as the Grantee, subject to the vesting and other terms and conditions set forth on this Restricted Stock Unit Agreement, including the attached terms and conditions (together, the “Agreement”). This grant is subject to the terms and conditions set forth in (i) this Agreement, (ii) the Ciena Corporation 2017 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”), and (iii) the grant details for this award contained in your account with the Company’s selected broker. Capitalized terms not defined in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Grant Date: ____________________________
Grant Number: ____________________________
Name of Grantee: ____________________________
Grantee’s Employee Identification Number:____________________________
Number of Restricted Stock Units Covered by Grant:____________________________
Vesting Schedule:

This grant will vest in full on the first anniversary of the date of grant, subject to your continued Service on behalf of the Company.

By accepting this grant (whether by signing this Agreement or accepting the grant electronically via the website of the Company’s selected broker), you agree to the terms and conditions in this Agreement and in the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent unless otherwise stated herein.

Grantee: _____________________________ (Signature)
Ciena Corporation: ____________________________________ Name: Sheela Kosaraju Title: Senior Vice President, General Counsel and Assistant Secretary

CIENA CORPORATION
2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
TERMS AND CONDITIONS

Restricted Stock Unit Transferability	This grant is an award of Restricted Stock Units in the number of Restricted Stock Units set forth on the first page of this Agreement, subject to the vesting conditions described in this Agreement. Your Restricted Stock Units may not be transferred, assigned, pledged, or hypothecated, whether by operation of Applicable Law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment, or similar process.

Vesting
Your Restricted Stock Units will vest as indicated on the first page of this Agreement, provided you remain in Service on the applicable vesting date and meet any applicable vesting requirements set forth in this Agreement. Notwithstanding the foregoing, in the event that you do not stand for re-election at the Company’s next annual meeting, your Restricted Stock Units will vest on the earlier of (i) the first anniversary of the date of grant; and (ii) the date of the Company’s next annual meeting.

Any resulting fractional shares shall be rounded up to the nearest whole share; provided, that you may not vest in more than the number of Restricted Stock Units set forth on the cover sheet of this Agreement. Except as provided in this Agreement, or in any other agreement between you and the Company, no additional Restricted Stock Units will vest after your Service has terminated.

Share Delivery Pursuant to Vested Restricted Stock Units; Withholding Tax
Shares of Stock underlying the vested portion of the Restricted Stock Units will be delivered to you by the Company as soon as practicable following the applicable vesting date for those shares, but in no event beyond 2½ months after the end of the calendar year in which the shares would have been otherwise delivered.
On the vesting date (or as soon as practicable thereafter), a brokerage account in your name will be credited with shares of Stock representing the number of shares that vested under this grant (the “Vested Shares”) net of any Tax-Related Items (as defined below), as applicable. If the vesting date is not a trading day, the Vested Shares will be delivered on the next trading day. The Company will determine the number of the Vested Shares necessary to cover the amount of federal, state, local, and foreign taxes that the Company is required to withhold with respect to the Restricted Stock Unit vesting, rounding up to the nearest whole Share of Stock (the “Withholding Shares”).

Regardless of any action the Company or the Affiliate to whom you provide Services (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Restricted Stock Units and/or your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting, or settlement of the Restricted Stock Units, the issuance of shares of Stock upon settlement of the Restricted Stock Units, the subsequent sale of shares of Stock acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
By accepting this award, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (b) withholding from proceeds of the sale of Vested Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent) (an “Automatic Sale”); or (c) withholding shares of Stock to be issued upon vesting of the Restricted Stock Units, provided, however, that if you are a Section 16 reporting person of the Company under the Act, as amended, then the Company will withhold in shares of Stock under this subsection (c) upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has material adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (a) and (b) above; or (d) any other method of withholding determined by the Company and permitted by applicable law.
You further acknowledge that, in the event of an Automatic Sale, this irrevocable written instruction is intended to constitute an instruction pursuant to Rule 10b5-1 of the Exchange Act with the Automatic Sale intended to comply with these requirements. As such, all provisions hereof shall be interpreted consistent with Rule 10b5-1 and shall be automatically modified to the extent necessary to comply therewith. The Company shall be responsible for the payment of any brokerage commissions relating to any Automatic Sale.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s) to the extent permitted by the Plan, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the Vested Shares, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Forfeiture of Unvested Restricted Stock Units	Except as specifically provided in this Agreement or as may be provided in other agreements between you and the Company, no additional Restricted Stock Units will vest after your Service has terminated for any reason, and you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed upon such termination of your Service.

Deferral of Compensation	Delivery of shares underlying any award of Restricted Stock Units and treatment hereunder shall be subject to any deferral election validly made by eligible participants under the Ciena Corporation Deferred Compensation Plan or any successor plan.

Death	If your Service terminates because of your death, the unvested Restricted Stock Units granted under this Agreement shall accelerate and become immediately vested in full upon the date of your death.

Disability	If your Service terminates because of your Disability, the unvested Restricted Stock Units granted under this Agreement shall accelerate and become immediately vested in full upon your termination on account of Disability.

Retirement	If your Service terminates because of your retirement (in accordance with such guidelines as approved by the Board), the unvested Restricted Stock Units granted under this Agreement shall accelerate and become immediately vested in full upon the date of your retirement.

Corporate Transaction	Upon or in connection with a Corporate Transaction, your unvested Restricted Stock Units shall accelerate and become immediately vested in full upon the effective date of the Corporate Transaction.

Termination For Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your Restricted Stock Units, and this award shall immediately terminate.

Leaves of Absence
For purposes of this grant, your Service does not terminate when you go on a bona fide leave of absence approved by the Company, if the terms of your leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Law. The Company will determine, in its sole discretion, whether and when a leave of absence constitutes a termination of Service under the Plan.

Retention Rights	Neither your Restricted Stock Units nor this Agreement give you the right to be retained by the Company or any Affiliate in any capacity, and your Service may be terminated at any time and for any reason.

Shareholder Rights
You have no rights as a shareholder unless and until the shares of Stock relating to the Restricted Stock Units have been issued to you (or an appropriate book entry has been made). Except as described in the Plan or herein, no adjustments are made for dividends or other rights if the applicable record date occurs before your shares of Stock are issued (or an appropriate book entry has been made).
If the Company pays a dividend on its shares of Stock, you will, however, be entitled to receive a cash payment equal to the per-share dividend paid on the shares of Stock times the number of Restricted Stock Units that you hold as of the record date for the dividend; provided, however, such Dividend Equivalents Rights shall not vest or become payable unless and until the Restricted Stock Units to which the Dividend Equivalent Rights correspond become vested and nonforfeitable pursuant to this Agreement or the Plan.

Applicable Law
The Restricted Stock Units and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions.
For purposes of litigating any dispute that arises under this award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the state courts of Delaware, or the federal courts for the District of Delaware, and no other courts, where this grant is made and/or to be performed. You agree to waive your rights to a jury trial for any claim or cause of action based upon or arising out of this Agreement or the Plan.

Data Privacy
In order to administer the Plan, the Company may process personal data about you. Such data includes the information provided in this Agreement, other appropriate personal and financial data about you, such as home address, email address and business addresses and other contact information, payroll information, social security or social insurance number, passport number or other identification number, and any other information deemed appropriate by the Company to facilitate the administration of the Plan.
By accepting this Restricted Stock Unit award, you consent to the Company’s processing of such personal data and the transfer of such data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons designated by the Company to administer the Plan.

Consent to Electronic Delivery	Certain statutory materials relating to the Plan have been delivered to you in electronic form. By accepting this grant, you consent to electronic delivery and acknowledge receipt of these materials, including the Plan and Plan prospectus.

Non-U.S. Residents	If you are a non-U.S. resident, additional terms and conditions with respect to your award may apply as set forth on the Stock Administration page of the Go/Ciena intranet.

This Agreement is not a stock certificate or a negotiable instrument.